Exhibit 99.1

[Digital Insight Logo]

DIGITAL INSIGHT REPORTS FIRST QUARTER RESULTS;

STRONG TRENDS IN END USER ADOPTION DRIVE RECORD PROFITABILITY

CALABASAS, Calif. (April 24, 2003) – Digital Insight® Corp. (Nasdaq: DGIN) (www.digitalinsight.com), a leading eFinance enabler, today announced record financial results for its first quarter ended March 31, 2003.

Revenues for the first quarter increased 18% to $35.5 million from $30.1 million in the first quarter of 2002. Under Generally Accepted Accounting Principles (GAAP), the Company generated net income of $2.9 million, or $0.09 per diluted share, in the first quarter compared to a GAAP net loss of $34.7 million, or ($1.11) per share, in the first quarter of 2002. On a pro forma basis, the Company reported net income in the first quarter of $4.3 million, or $0.13 per diluted share, up 258% from pro forma net income of $1.2 million, or $0.04 per diluted share, in the first quarter of 2002. A reconciliation of pro forma to GAAP results and guidance is provided as part of this press release.

Cash flow from operations in the first quarter ended March 31, 2003 was $2.4 million, which included a one-time litigation settlement payment during the quarter for which Digital Insight recorded a charge of $6.9 million in the fourth quarter of 2002 as previously announced. In the first quarter of 2002, the Company had negative operating cash flow of $2.8 million.

“We delivered an outstanding quarter that was particularly fueled by positive trends in end user adoption, which highlight the growth potential in our business model,” commented Digital Insight Chairman, President and CEO John Dorman. “Despite the backdrop of an uncertain economic environment, Internet banking end users grew by 236,000 in Q1 and exceeded our publicly-communicated forecast by a healthy margin. In addition, growth in online bill payment users also further accelerated. We attribute the strong adoption trends primarily to key marketing initiatives designed to help financial institutions attract and retain Internet banking and online bill payment end users, and to continued stability in client retention.”

“We signed a solid book of new business in the first quarter across each of our major business lines,” Dorman continued. “Most notably, we contracted with 31 new financial institutions for AXISTM Internet Banking, including eight conversion wins from competitive platforms that comprise more than 40,000 active end users. The two largest of these takeaway wins, Ocean Bank and Hudson River Bank and Trust (which also contracted for AXIS Cash

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Management), collectively represent more than $7 billion in assets, adding nearly 300,000 potential end users and several thousand potential business end users.”

Dorman concluded, “While challenges remain in any competitive industry environment, I am encouraged by our business momentum and remain highly confident in our growth outlook for 2003 and beyond. As demonstrated by our continuing strong cash flows and operating leverage, Digital Insight’s industry-leading scale truly represents a strategic advantage within our fragmented marketplace.”

Balance Sheet Highlights

At March 31, 2003, cash and investments declined to $66.4 million from $74.4 million at December 31, 2002, reflecting the previously announced litigation settlement and the repayment of $6.8 million in borrowings on a revolving line of credit. Working capital improved to $64.6 million from $59.0 million at December 31, 2002 primarily due to strong cash flow from operations.

2003 Guidance Assumptions

The Company’s EPS guidance assumes state tax charges (of approximately $0.01 per share in the 2003 second quarter and $0.06 per share for the 2003 year) as a result of California’s recent decision to temporarily prohibit the use of prior years’ operating loss “carry-forwards” to offset taxable net income in 2003. Pro forma EPS excludes charges of $0.04 per share in the 2003 second quarter and $0.18 per share in the full year for amortization of goodwill and intangibles.

Second Quarter 2003 Business Outlook		Expected Growth vs. Q2 2002

Revenues	$36.5 – $37.0 million	14 – 15%

Pro forma EPS	$0.13 – $0.14	117 – 133%

Equivalent GAAP EPS	$0.09 – $0.10	N/A

Full Year 2003 Business Outlook		Expected Growth vs. FY 2002

Revenue	$148 – $153 million	13 – 17%

Pro forma EPS	$0.54 – $0.60	69 – 88%

Equivalent GAAP EPS	$0.36 – $0.42	N/A

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Reconciliation of Pro Forma to GAAP Results and GAAP Outlook

The Company provides non-GAAP pro forma operating results as a supplement to its GAAP financial results. Pro forma results exclude the following charges from the Company’s statements of operations:

— Non-cash charges related to amortization of goodwill and other intangibles

— Non-cash charges related to stock-based compensation

— Merger-related charges

— Restructuring-related charges

— Impairment charges

— Cumulative effect of change in accounting methods

The Company believes the exclusion of these items provides investors with a consistent representation of the Company’s core operating performance. A detailed calculation of pro forma net income and pro forma net income per share is included in the attached statement of operations, which also includes equivalent GAAP net income and GAAP net income per share.

Webcast

A live webcast of the conference call discussing the first quarter results is scheduled for 5:00 p.m. EST on Thursday, April 24, 2003, and is accessible at www.digitalinsight.com. The conference call will contain forward-looking statements and other material information. A replay of the webcast will be available until May 31, 2003.

About Digital Insight

Digital Insight® Corporation is a leading eFinance enabler for visionary financial institutions. Through its comprehensive portfolio of outsourced, Internet-based financial products and services built upon the Company’s unique architecture, Digital Insight enables banks and credit unions to become the trusted transaction hub for their retail and commercial customers. Digital Insight provides retail and commercial Internet banking, electronic bill payment and presentment, eCommerce portal technology, wireless channel delivery, advanced targeted marketing, website development and maintenance, as well as online and call center lending services. Each Digital Insight product and service reinforces the brands of its client financial institutions.

Safe Harbor Statement under the Private Litigation Reform Act of 1995

This release discusses the following topics which contain forward-looking statements: guidance on anticipated results of operations in the second quarter of 2003 and for the full year 2003; expectation of achieving or sustaining GAAP or pro forma net income; expectation of continued growth in Internet banking end users; the continued success of the Company’s marketing programs to encourage end-user adoption; expectation of gaining new contracts and retaining current clients; expectation regarding payment or nonpayment of federal or state income taxes in future years; and other statements relating to future revenues, earnings, and Company performance. Such forward-looking statements are subject to inherent risks and uncertainties. Important factors which could cause actual results to differ materially from those in the forward-looking statements include the possibility that actual results of operation in the second quarter of 2003 and the full year 2003 may fall short of the guidance provided herein, as well as other risk factors detailed in the Company’s latest annual report on Form 10-K and other reports on file with the SEC. The Company undertakes no obligation to update any such forward-looking statements.

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CONTACTS:

CORPORATE COMMUNICATIONS	INVESTOR RELATIONS

Jyoti Nanda	Erik Randerson
Corporate Communications	Investor Relations
Digital Insight	Digital Insight
(888) 344-4674	(818) 878-6615
jyoti.nanda@digitalinsight.com	erik.randerson@digitalinsight.com

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DIGITAL INSIGHT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three months ended March 31,
	2003	2002(1)(2)

Revenues	$35,507	$30,124

Costs and operating expenses
Cost of revenues (2)	17,427	15,897
Sales, general and administrative (2)	10,076	9,372
Research and development (2)	3,552	3,870
Amortization of goodwill and intangibles	1,414	1,443
Amortization of deferred stock-based compensation (3)	—	450
Restructuring and asset impairment charges	—	4,980

Total costs and operating expenses	32,469	36,012

Income (loss) from operations	3,038	(5,888)
Interest and other income, net	126	208

Net income (loss) before cumulative effect of change in accounting method and provision for income taxes	3,164	(5,680)
Provision for income taxes	312	—

Net income (loss) before cumulative effect of change in accounting method	2,852	(5,680)
Cumulative effect of change in accounting method (4)	—	(29,036)

Net income (loss)	$2,852	$(34,716)

Basic and diluted net income (loss) per share before cumulative effect of change in accounting method	$0.09	$(0.18)
Per share adjustment for cumulative effect of change in accounting method	—	(0.93)

Basic and diluted net income (loss) per share	$0.09	$(1.11)

Shares used in computing basic net income (loss) per share	32,467	31,214

Shares used in computing diluted net income (loss) per share	32,866	31,214

Pro forma (5)
Net income (loss)	$2,852	$(34,716)
Amortization of goodwill and intangibles	1,414	1,443
Amortization of deferred stock-based compensation	—	450
Restructuring and asset impairment charges	—	4,980
Cumulative effect of change in accounting method	—	29,036

Pro forma net income	$4,266	$1,193

Basic and diluted pro forma net income per share	$0.13	$0.04

Shares used in computing basic pro forma net income per share	32,467	31,214

Shares used in computing diluted pro forma net income per share	32,866	32,837

(1)	The financial information for 2002 and 2003 includes the results of Virtual Financial Services, Inc. (“ViFi”), which was acquired on January 28, 2002. The consolidated statements of operations include the results of ViFi since the acquisition date.

(2)	To reflect the continuing evolution of the Company’s business operations, certain expense items have been reclassifed. Results for the quarter ended March 31, 2002 have been revised to conform with the 2003 presentation. The primary expense reclassifications include:

•	Revenue-sharing fees paid by Digital Insight to data processing vendors were reclassified as sales, general and administrative expenses to reflect the increasingly marketing-focused nature of these relationships. Historically, revenue-sharing payments were included in cost of revenues to reflect cooperative development of software interfaces to such partners’ data processing platforms.

•	Most security and compliance costs were reclassified to cost of revenues to reflect the Company’s increased security emphasis on its proprietary data center technologies. Historically, security and compliance costs had been included in research and development expenses to reflect security-related product features under development. Similarly, amortization of capitalized internal use software was reclassified to cost of revenues to conform to such practice adopted by many application software vendors in recent years. Formerly, these amortization charges were included in research and development.

Previously reported amounts for the quarter ended March 31, 2002, before the expense reclassifications, were: cost of revenues –$15,849; research and development – $4,522; and sales, general and administrative expenses – $8,768.

(3)	Consolidated statements of operations included in the Company’s Quarterly Report on Form 10-Q will report amortization of deferred stock-based compensation in the applicable expense categories (sales, general and administrative; cost of revenues; and research and development).

(4)	Effect of the adoption of SFAS No.142, “Goodwill and Other Intangible Assets.”

(5)	See explanation above regarding the Company’s practice on reporting pro forma results.

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Digital Insight Corporation

Consolidated Balance Sheets

(in thousands)

	March 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$56,229	$48,130
Short-term investments	10,125	26,249
Accounts receivable, net	16,832	17,899
Accumulated implementation costs	3,925	4,478
Other current assets	3,954	5,655

Total current assets	91,065	102,411
Property and equipment, net	30,563	30,621
Goodwill and intangible assets, net	118,851	120,915
Accumulated implementation costs	4,670	4,841
Other assets	234	275

Total assets	$245,383	$259,063

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,479	$6,059
Accrued compensation and benefits	3,157	3,526
Customer deposits and deferred revenues	7,036	7,738
Line of credit	—	6,765
Other accrued liabilities	8,488	17,853
Current portion of capital lease obligations	305	484
Current portion of long-term debt	—	938

Total current liabilities	26,465	43,363
Customer deposits and deferred revenues	5,815	6,037

Total liabilities	32,280	49,400

Common stock	32	32
Additional paid-in capital	387,217	386,629
Accumulated deficit	(174,146)	(176,998)

Total stockholders’ equity	213,103	209,663

Total liabilities and stockholders’ equity	$245,383	$259,063

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Digital Insight Corporation

Consolidated Statements of Cash Flows

(in thousands)

	Three months ended March 31,
	2003	2002
Cash flows from operating activities:
Net income (loss)	$2,852	$(34,716)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Cumulative effect of change in accounting method	—	29,036
Restructuring and asset impairment charges	—	4,980
Depreciation and amortization of property and equipment	3,157	3,153
Amortization of deferred stock-based compensation	—	450
Amortization of goodwill and intangible assets	1,414	1,443
Changes in operating assets and liabilities, net of effect of acquisition	(5,055)	(7,114)

Net cash provided by (used in) operating activities	2,368	(2,768)

Cash flows from investing activities:
Net maturities (purchases) of investments	16,124	(2,583)
Acquisition of property and equipment	(3,099)	(1,333)
Acquisition of Virtual Financial Services, Inc.	—	(4,518)

Net cash provided by (used in) investing activities	13,025	(8,434)

Cash flows from financing activities:
Net borrowings (repayments) of debt	(7,882)	2,658
Net proceeds from issuance of common stock	588	3,606

Net cash provided by (used in) financing activities	(7,294)	6,264

Net increase (decrease) in cash and cash equivalents	8,099	(4,938)
Cash and cash equivalents, beginning of period	48,130	15,334

Cash and cash equivalents, end of period	$56,229	$10,396

Supplementary disclosures of cash flow information:
Cash paid during the period for interest	$41	$199
Effect of acquisition:
Changes in operating assets and liabilities	$—	$7,128
Goodwill and intangible assets	—	(57,352)
Long-term debt	—	3,750
Common stock issued in acquisition	—	41,956

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Digital Insight Corporation

Key Operating Data

	March 31, 2003	December 31, 2002	March 31, 2002
CONSUMER METRICS
Live Internet Banking Clients
Internet Banking Sites	1,285	1,274	1,212
Internet Banking Active End-Users	3,791,000	3,555,000	3,101,000
Potential End-Users at Live Sites	31,735,000	31,883,000	29,800,000
Penetration at Live Sites	11.9%	11.2%	10.4%
All Internet Banking Clients
Contracts	1,405	1,391	1,386
Potential End-Users	33,754,000	33,393,000	32,800,000
Online Bill Pay Metrics
Bill Pay Users	509,000	461,000	375,000
Bill Pay Penetration (of Internet Users)	13.4%	13.0%	12.1%
BUSINESS METRICS
Cash Management Contracts	525	537	505
Cash Management Corporate Customers	29,200	25,900	18,300
LENDING METRICS
Lending Contracts	201	192	159
Applications Processed (a)	138,000	129,000	83,000
CONTRACTED CLIENTS	1,622	1,620	1,587
REVENUE BY PRODUCT LINE (in thousands) (a)
Internet Banking Revenue (b)	$31,333	$30,186	$26,508
Lending Revenue	$4,174	$4,146	$3,616
Total Revenue	$35,507	$34,332	$30,124

(a)	Quarterly totals for the respective three-month periods. All other information is at the period then-ended.

(b)	Includes revenue contributions from both consumer and business product lines.